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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Lougee,                           David                                    L.
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(Last)                              (First)                             (Middle)

                      Mirick, O'Connell, Demallie & Lougee
                             1700 BankBoston Tower
                                100 Front Street
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                                    (Street)

Worcester                              MA                                 01608
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                February 4, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                             Vialog Corporation VLOG
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5. Relationship of Reporting Person to Issuer (check all applicable)

[ X ] Director*
[   ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)

______________________________


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6. If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[x] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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

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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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
 Common Stock                                                64,000                          D
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

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             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------

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Stock Option                      (1)       11/12/02   Common Stock       12,000        $5.75            D
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Stock Option                      (2)       01/15/04   Common Stock        8,000          (3)            D
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
Explanation of Responses:

(1) As of the reporting date, this option is exercisable as 6,672 shares. This option vests as to an additional 666 shares on the last day of each quarter until fully vested.

(2) This option will vest as to 674 shares on July 1, 1999. This option will vest as to an additional 666 shares on the first day of each calendar quarter thereafter until fully vested.

(3)  The price per share for this option is the IPO price.



                         /s/David L. Lougee                    2/4/99
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                         Signature of Reporting Person           Date